Exhibit 99.1

As used in this Exhibit 99.1, “Leaf Group,” “we,” “company,” “us” and “our” refer to Leaf Group Ltd. and our wholly owned subsidiaries. The Leaf Group logo and other trademarks or service marks of Leaf Group appearing in Exhibit 99.1 are the property of Leaf Group. Trade names, trademarks and service marks of other companies appearing in this Exhibit 99.1 are the property of the respective holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Exhibit 99.1 includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this Exhibit 99.1, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so identified. You should not rely upon forward-looking statements as guarantees of future performance or as predictions of future events. We have based these forward-looking statements largely on our current estimates of our financial results and our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause our actual results to differ materially from those contained in any forward-looking statements, including those described in the section entitled “Risk Factors” in our filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this Exhibit 99.1 may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations, except as otherwise required by law.

You should read this Exhibit 99.1 with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we currently expect.

Leaf Group Ltd.

Leaf Group is a diversified consumer internet company. We build enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including art and design, fitness and wellness, home and décor, do-it-yourself projects and crafts, amongst others.

Our business is comprised of two reporting segments: Marketplaces and Media.

Marketplaces

Leaf Group’s Marketplaces segment includes art and design marketplaces that serve a global community of approximately 380,000 independent artists. Our marketplaces empower artists to reach a global audience of art lovers and design conscious buyers and earn a living or supplement their income while pursuing their passion, while we handle various marketing, promotion, and logistics, such as coordination of print-on-demand production, global shipping and payment processing. Through our portfolio of marketplace brands, we create compelling and differentiated experiences that serve the needs of an attractive demographic of art enthusiasts and design conscious consumers throughout their key life stages. Our marketplace brands are distinguished by the diversity and quality of available products, high caliber of artists and superior customer service that we provide to both artists and buyers.

Our portfolio of marketplace brands includes:

Print-on-demand marketplaces. We operate artist-driven, print-on-demand digital commerce marketplaces where large communities of artists and designers can market and sell their original art and designs printed on a wide variety of products. Our distinct print-on-demand marketplaces target diverse demographics across multiple channels and operate as an integrated business, which allows for strategic and advantageous partnerships with our third party vendors and suppliers.

•

Society6. Society6 is a digital commerce brand which aims to empower style and creative independence, targeting young adults who are culturally sophisticated and self-expressive. Society6 provides artists and designers with an online commerce platform to feature and sell their original art and designs on consumer products in the home décor, accessories, and apparel categories. Artists post their designs, set the price for art prints and select other products within the Society6 product portfolio on which their art and designs can be sold. After a product is purchased, third party vendors produce, package and ship the product directly to the buyer. As of December 31, 2017, there were approximately 270,000 active artists on Society6, an increase of more than 17% from the prior year. There are now more than 4.7 million unique designs and approximately 40 consumer products available across the Society6 product portfolio. During 2017, Society6 facilitated sales from customers located in over 180 countries.

•	Deny Designs. Deny Designs, acquired in May 2017, is an artist-driven, home décor brand aimed toward sophisticated and contemporary customers who desire to express themselves through individualized home statement pieces. Deny Designs offers a collection of designs from their gallery of curated artists. These designs are printed on an assortment of premium home décor products, including select proprietary furniture products manufactured in-house at Deny Designs’ facility in Denver, CO. In addition to its online direct-to-consumer channels, Deny Designs also sells products through wholesale channels to trade and hospitality clients, as well as retail distribution partners. As of December 31, 2017, there were approximately 170 active artists on Deny Designs and more than 12,000 unique designs available.

Fine art marketplace. We also operate a fine art marketplace, Saatchi Art, which allows consumers to discover a large selection of original artwork.

•	Saatchi Art. Saatchi Art, which includes SaatchiArt.com and its complementary art fair event brand, The Other Art Fair (collectively, “Saatchi Art”), is a leading fine art marketplace where approximately 110,000 artists exhibit and sell their original artwork directly to consumers through a curated online gallery or in-person at art fairs currently hosted in the United Kingdom, Australia and the United States. Saatchi Art’s online art gallery features a wide selection of original paintings, drawings, sculptures and photography and has sold works to buyers located in over 100 countries. There are currently more than 870,000 original, unique works available on the Saatchi Art platform. In addition, artists can choose to sell open edition or exclusive limited edition art prints derived from the artwork they post on Saatchi Art. Saatchi Art also offers an art advisory service which provides individual collectors and trade professionals with access to an art curator who will help select artwork tailored to the customer’s needs, space and style. In 2017, Saatchi Art’s The Other Art Fair hosted seven art fairs, showcasing approximately 110 artists and their work at each fair. We intend to expand our reach and launch additional art fairs in two new cities during 2018.

Media

Leaf Group’s Media segment consists of a diverse portfolio of media properties that educate and inform consumers on a broad range of topics. Our media properties enable a large community of subject matter experts to share their knowledge and passion with consumers across the internet. We generate the majority of our media revenue from the sale of advertising.

Brands. Our portfolio of owned and operated media properties includes Livestrong.com, Hunker, eHow and Cuteness.com, as well as approximately 20 other media properties that are focused on specific topics or interests. Collectively, our owned and operated media properties reached approximately 50 million unique visitors in the United States in November 2017 according to comScore.

•	Livestrong.com, our largest media brand, is an online destination for healthy living with an extensive library of health, fitness, lifestyle and nutrition articles and videos. Livestrong.com also offers mobile applications that monitor users’ health, fitness and life achievements.

•	Hunker is an online destination for home and space inspiration, with original home tours, practical do-it-yourself solutions and design advice for real people.

•	eHow is a leading online how-to resource providing inspiration and solutions for do-it-yourself projects and crafts to make them attainable and fun for everyone.

•	Cuteness.com is an online community serving pet owners and animal lovers through useful pet information and pet training tips, as well as fun animal related articles and videos.

Content Creation. We create high-quality, informative and entertaining digital content in a wide variety of formats including videos, articles and slideshows. We use a combination of internal editorial staff, freelance contributors and social influencers to produce this content. Our platform uses advanced algorithms to identify the questions or topics that are on consumers’ minds. Our platform also manages the development, refinement and eventually the publishing of this content to the web, email and social channels. Our mission is to connect the knowledge and the passion of an expert with interested and curious consumers.

Traffic Sources. Consumers can find our content through a variety of modern digital distribution channels including search, social networks, email campaigns and direct navigation. Once a consumer discovers us, we make it easier for them to follow us on social networks, share our content with friends and sign-up for our newsletters. We have a large and growing following across social networks including Facebook, Pinterest and Instagram.

Mobile Applications. Our media portfolio also includes mobile applications. MyPlate, our most successful app, is integrated into our Livestrong.com brand. As of December 2017, MyPlate was used by over 410,000 consumers to track their calories and improve their diet. MyPlate is monetized via ads, sponsorships and a premium subscription offering that unlocks advanced features.

Monetization. Each of our owned and operated properties is designed to optimize revenues from a diverse set of buyers. We carefully maximize yield across the monetization ad stack between direct brand, programmatic and third parties, each representing a different value bracket. We engage directly with brands on unique content and sponsorship opportunities to connect with our diverse consumers. We also leverage programmatic tools and proprietary data to connect advertisers with valuable audiences across our media properties.

Partner Sites. Some of our websites were developed in coordination with other media companies and publishers. In these cases, we create, maintain and host content that exists on the partner’s sub-domain and is seamlessly integrated into our partner’s website. Revenues from this content are shared with the partner. We currently have 25 such hosted properties in our portfolio of media properties.

Recent Developments

Our estimated financial results for the three months ended December 31, 2017 and the year ended December 31, 2017 presented below are preliminary and are subject to the completion of our quarter-end and year-end closing procedures and financial review. The preliminary financial data has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this preliminary prospectus supplement relates to the Company’s historical financial information. It does not extend to the preliminary financial results and should not be read to do so. These estimates are not a comprehensive statement of our financial results for these periods and should not be viewed as a substitute for full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP. In addition to the preliminary financial results presented on the basis of GAAP in this preliminary prospectus supplement, we also present Adjusted EBITDA and operating contribution (as such terms are defined below), each of which is a non-GAAP financial measure and should be viewed as a supplement to, and not as a substitute for, our results of operations presented under GAAP. Our actual results may differ from these estimates as a result of the completion of our quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for these periods are finalized, and such changes could be material. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

Total Revenue

Management preliminarily estimates that for the three months ended December 31, 2017, our total revenue will be between $39.2 million and $40.2 million, compared to total revenue for the three months ended December 31, 2016 of $34.0 million. The increase in total revenue for the three months ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment, the acquisition of Deny Designs in May 2017 and increased traffic on Livestrong.com. Management preliminarily estimates that for the year ended December 31, 2017 our total revenue will be between $128.5 million and $129.5 million, compared to total revenue for the year ended December 31, 2016 of $113.5 million. The increase in total revenue for the year ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment, the acquisition of Deny Designs in May 2017 and increased traffic on Livestrong.com, partially offset by lower monetization on eHow due to our strategic shift to launch several category-specific media properties leveraging topics and content from eHow, the realignment of our content studio in 2016 and decreases in traffic from the divestitures of certain media properties, including Cracked in 2016.

Marketplaces Revenue

Management preliminarily estimates that for the three months ended December 31, 2017, our Marketplaces revenue will be between $27.7 million and $28.4 million, compared to Marketplace revenue for the three months ended December 31, 2016 of $22.6 million. The increase in Marketplaces revenue for the three months ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment and the acquisition of Deny Designs in May 2017. Management preliminarily estimates that for the year ended December 31, 2017 our Marketplaces revenue will be between $83.8 million and $84.5 million, compared to revenue for the year ended December 31, 2016 of $66.1 million. The increase in Marketplaces revenue for the year ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment and the acquisition of Deny Designs.

Media Revenue

Management preliminarily estimates that for the three months ended December 31, 2017, our Media revenue will be between $11.5 million and $11.8 million, compared to Media revenue for the three months ended December 31, 2016 of $11.4 million. The increase in Media revenue for the three months ended December 31, 2017 is primarily the result of increased traffic on Livestrong.com, offset by the realignment of our content studio in 2016 and lower monetization on eHow due to our strategic shift to launch several category-specific media properties leveraging topics and content from eHow. Management preliminarily estimates that for the year ended December 31, 2017 our Media revenue will be between $44.7 million and $45.0 million, compared to Media revenue for the year ended December 31, 2016 of $47.3 million. The decrease in Media revenue for the year ended December 31, 2017 is primarily the result of lower monetization on eHow due to our strategic shift to launch several category-specific media properties leveraging topics and content from eHow, decreases in traffic from the divestitures of certain media properties, including Cracked in 2016, and the realignment of our content studio in 2016, partially offset by increased traffic on Livestrong.com.

Net Loss

Management preliminarily estimates that for the three months ended December 31, 2017, our net loss will be between $(4.4) million and $(6.3) million, compared to a net loss of $(6.2) million for the three months ended December 31, 2016. The change in net loss for the three months ended December 31, 2017 is primarily the result of revenue growth on Livestrong.com, improved operating contribution in our Marketplaces segment and an overall reduction of operating expenses in our Media segment, primarily from lower personnel and related costs.

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) adjusted to exclude income tax benefit (expense), interest income (expense), other (expense) income, depreciation and amortization and stock-based compensation. We have provided below a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure.

Management preliminarily estimates that for the three months ended December 31, 2017, our Adjusted EBITDA will be between $(0.7) million and $(0.2) million, compared to $(2.6) million for the three months ended December 31, 2016. The increase in Adjusted EBITDA for the three months ended December 31, 2017 is primarily the result of revenue growth on Livestrong.com, improved operating contribution in our Marketplaces segment and an overall reduction of operating expenses in our Media segment, primarily from lower personnel and related costs.

Adjusted EBITDA is one of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period-to-period comparisons, because it excludes certain expenses and gains that management believes are not indicative of our core operating results. Management believes that the exclusion of these expenses and gains provides a useful measure for period-to-period comparisons of our underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate our businesses and reflects our ongoing business in a manner that allows for meaningful analysis of trends. In addition, management believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. Adjusted EBITDA is also one of the primary measures management uses to prepare and update our short and long term financial and operational plans and to evaluate investment decisions.

Accordingly, we believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and in comparing operating results across periods and to those of our peer companies. However, the use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expense that affect our operations. We compensate for these limitations by reconciling Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure. Further, Adjusted EBITDA does not have a standardized meaning, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude different items or use different computations, so comparability may be limited. Adjusted EBITDA should be considered in addition to, and not as a substitute for, measures prepared in accordance with GAAP. We encourage investors to review our financial information in its entirety and not rely on a single financial measure.

Operating Contribution

We define operating contribution as net income (loss) before corporate or unallocated expenses and also excludes income tax benefit (expense), interest income (expense), other (expense) income, depreciation and amortization and stock-based compensation. Management uses operating contribution to evaluate the profitability of our Media and Marketplaces operating segments. Operating contribution has certain limitations in that it does not take into account the impact to the statement of operations of certain expenses and is not directly comparable to similar measures used by other companies. Operating contributions should be considered in addition to, and not as a substitute for, measures prepared in accordance with GAAP. We encourage investors to review our financial information in its entirety and not rely on a single financial measure. We have provided below a reconciliation of operating contribution, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure.

Management preliminarily estimates that for the three months ended December 31, 2017, our Marketplaces operating contribution will be between $0.9 million and $1.1 million, compared to $(0.1) million for the three months ended December 31, 2016. The increase in Marketplaces operating contribution for the three months ended December 31, 2017 is primarily the result of improvements in operating results including increases in revenue as discussed above, partially offset by increased personnel and related costs.

Management preliminarily estimates that for the three months ended December 31, 2017, our Media operating contribution will be between $5.4 million and $5.5 million, compared to $3.9 million for the three months ended December 31, 2016. The increase in Media operating contribution for the three months ended December 31, 2017 is primarily the result of overall reduction of operating expenses, principally from lower personnel and related costs and lower content sales expense as a result of the realignment of our content studio in 2016, as well as an increase in revenue.

The following table presents a reconciliation of Adjusted EBITDA for each of the periods presented (in thousands):

	Three Months Ended December 31, 2016 (Unaudited)	Three Months Ended December 31, 2017 (Unaudited) (Estimated)
	Actual	Low End of Range	High End of Range
Net Loss	$(6,220)	$(6,253)	$(4,413)
Add (deduct):
Income tax benefit (expense)	(58)	(87)	(287)
Interest income (expense), net	(34)	3	(97)
Other (expense) income, net (1)	(1,041)	60	(40)
Depreciation and amortization (2)	3,055	3,288	2,688
Stock-based compensation (3)	1,661	2,289	1,989

Adjusted EBITDA	$(2,637)	$(700)	$(160)

(1)	Primarily consists of income from the disposition of certain businesses and online properties.
(2)	Represents depreciation expense of our long-lived tangible assets and amortization expense of our finite-lived intangible assets, including amortization expense related to our investment in media content assets, included in our GAAP results of operations.
(3)	Represents the expense related to stock-based awards granted to employees as included in our GAAP results of operations.

The following table presents a reconciliation of operating contribution for each of the periods presented (in thousands):

	Three Months Ended December 31, 2016 (Unaudited)	Three Months Ended December 31, 2017 (Unaudited) (Estimated)
	Actual	Low End of Range	High End of Range
Segment revenue:
Marketplaces	$22,618	$27,713	$28,419
Media	11,371	11,515	11,809

Total revenue	$33,989	$39,228	$40,228

Segment operating contribution:
Marketplaces (1)	$(104)	$903	$1,083
Media (1)	3,946	5,366	5,546
Add (deduct):
Corporate expenses (2)	(6,479)	(6,969)	(6,789)

Adjusted EBITDA	$(2,637)	$(700)	$(160)

Reconciliation to consolidated net loss:
Income tax benefit (expense)	$58	$87	$287
Interest income (expense), net	34	(3)	97
Other (expense) income, net (3)	1,041	(60)	40
Depreciation and amortization (4)	(3,055)	(3,288)	(2,688)
Stock-based compensation (5)	(1,661)	(2,289)	(1,989)

Net Loss	$(6,220)	$(6,253)	$(4,413)

(1)	Segment operating contribution reflects earnings before corporate and unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expenses); and (e) income taxes.
(2)	Corporate expenses include corporate and unallocated expenses that are not directly attributable to the operating segments, including: corporate information technology, marketing and general and administrative support functions and also excludes the following: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expenses); and (e) income taxes.
(3)	Primarily consists of income from the disposition of certain businesses and non-core media properties.
(4)	Represents depreciation expense of our long-lived tangible assets and amortization expense of our finite-lived intangible assets, including amortization expense related to our investment in media content assets, included in our GAAP results of operations.
(5)	Represents the expense related to stock-based awards granted to employees as included in our GAAP results of operations.

We had approximately $31.3 million in cash and cash equivalents at December 31, 2017.

These estimated ranges and numbers are preliminary and may change. In addition, these preliminary results of operations for the three months ended December 31, 2017 and year ended December 31, 2017 are not necessarily indicative of the results to be achieved in any future period.